Exhibit 99.1

Contact:	Christopher T. Grubb
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS SECOND QUARTER

EARNINGS PER SHARE OF $0.07

•

Quarterly advisory revenues down 47% from a strong quarter last year due to absence of significant transaction closings; year-to-date advisory revenues down 12% while worldwide overall volume of M&A completions has declined 30%

•	Compensation ratio for quarter above our historic norm driven by difficult revenue environment; year-to-date compensation ratio of 54%

•	Pre-tax profit margin for the year-to-date period of 22%, the same as last year’s first half figure

•	Repurchased 293,394 shares of our common stock during the second quarter through open market transactions

•	Announced the opening of our Stockholm office, our thirteenth office globally, with two Managing Directors now focused on the Nordic region

•

Recruited two Managing Directors for our London office, one as Co-Head of European Corporate Advisory and the other focused on the U.K. market, and a Managing Director for our New York office focused on restructuring advisory

•	Recruited Managing Director who will serve as General Counsel

NEW YORK, July 18, 2012 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $47.3 million, net income allocable to common stockholders of $2.2 million and diluted earnings per share of $0.07 for the quarter ended June 30, 2012.

The Firm’s second quarter revenues compare with revenues of $90.8 million for the second quarter of 2011, down 48%. Advisory revenues for the quarter were $45.1 million compared to $85.6 million in the second quarter of 2011. Investment revenues for the second quarter of 2012 were $2.2 million compared to $5.2 million in the second quarter of 2011.

For the six months ended June 30, 2012, revenues were $130.0 million compared to $139.1 million for the comparable period in 2011, a decline of 7%. Advisory revenues for the six months ended June 30, 2012 were $118.4 million compared to $134.1 million over the same year-to-date period in 2011. Investment revenues for the six months ended June 30, 2012 were $11.6 million compared to $5.0 million for the same period in the prior year.

The Firm’s second quarter net income allocated to common stockholders compare to net income allocated to common stockholders of $21.5 million and diluted earnings per share of $0.69 in the second quarter of 2011. On a year-to-date basis, net income allocated to common stockholders was $18.4 million through June 30, 2012 compared to $19.9 million for the comparable period in 2011, which represents a decrease of $1.5 million, or 8%. Diluted earnings per share for the six months ended June 30, 2012 were $0.60 compared to $0.64 for the same period in 2011.

The Firm’s revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the size of investment gains (or losses), and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Global transaction activity continued to decline in the second quarter, and that is reflected in our results. While the quarterly outcome was disappointing in absolute terms, we are pleased that we continued to gain market share in the pool of advisory fees globally. Our year to date 12% decline in advisory revenue versus last year compares favorably to a 30% decline in global completed transaction volume and 19% decline in global announced transaction volume. Based on results reported to date, it also compares favorably to the decline in advisory revenue for the group of large banks which are our primary competitors. Within our business, we have seen US advisory revenue comparable to last year and significant improvement in Europe, while activity in Australia has declined significantly from last year’s strong pace. In terms of type of advice, financing and restructuring advisory work has been a strong contributor alongside M&A, while our capital advisory (fund placement) business is up versus last year but still being negatively impacted by continued market volatility and uncertainty. The slow revenue quarter resulted in a high quarterly compensation ratio, although the 54% year to date ratio remains well below that of our peers and should decline as revenue rebounds. Meanwhile, our non-compensation expense declined from the first quarter as we had expected and for the year to date is up only slightly versus last year,” Robert F. Greenhill, Chairman, said.

“We remain positive on the outlook for our business despite a soft second quarter. Year to date, we have recognized revenue from more clients than last year, but a continued weak transaction environment has meant that most of these have generated modest retainers rather than more significant transaction related fees. While the likelihood and timing of specific transactions is inevitably uncertain, recent transaction announcements combined with our book of current assignments suggest that advisory revenue similar to or better than last year continues to be the most likely outcome for the full year 2012, and that in turn should have a favorable impact on our cost ratios. Taken together, our outlook for the advisory business, continued cost control and continued liquidation of our historic investments give us the confidence for continued share repurchases as well as maintaining our strong dividend. Looking further ahead, we remain even more positive. As we foreshadowed in our last quarterly announcement, we have added some very high quality senior recruits in the US and Europe, who we expect will start to impact revenue next year. And we expect that the many challenges facing our large bank competitors will continue to drive both clients and talented bankers toward unconflicted, client-focused firms like Greenhill. As the only major firm focused entirely on client advisory work, we believe we are well positioned to benefit from that trend,” Scott L. Bok, Chief Executive Officer, commented.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three and six month periods ended June 30, 2012 and 2011, respectively:

	For the Three Months Ended
	June 30, 2012		June 30, 2011
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$45.1	95%	$85.6	94%
Investment revenues	2.2	5%	5.2	6%

Total revenues	$47.3	100%	$90.8	100%

	For the Six Months Ended
	June 30, 2012		June 30, 2011
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$118.4	91%	$134.1	96%
Investment revenues	11.6	9%	5.0	4%

Total revenues	$130.0	100%	$139.1	100%

Advisory Revenues

Advisory revenues were $45.1 million in the second quarter of 2012 compared to $85.6 million in the second quarter of 2011, a decrease of 47%. The decrease in advisory revenue in the second quarter of 2012 as compared to the same period in 2011 resulted primarily from a decrease in the number of completed assignments.

For the six months ended June 30, 2012, advisory revenues were $118.4 million compared to $134.1 million for the comparable period in 2011, representing a decrease of 12%. This decrease principally resulted from a decline in completed assignments.

During the six months ended June 30, 2012, as compared to the same period in the prior year, worldwide completed M&A volume decreased by 30% from $1,351 billion in 2011 to $942 billion in 20121.

[1]	Global M&A completed transaction volume for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011. Source: Thomson Financial as of July 17, 2012.

Completed assignments in the second quarter of 2012 included:

•	the representation of Armajaro Trading Company on its capital raising;

•	the sale of Catalyst Investment Managers Pty Ltd’s portfolio company Aperio Group Australia to Amcor Limited;

•	the representation of Delta Air Lines, Inc. on its strategic minority investment in Grupo Aeromexico;

•	the sale of ISTA Pharmaceuticals to Bausch & Lomb Inc.;

•	the acquisition of Polar Ware Company by The Vollrath Company; and

•	the representation of Village Roadshow Entertainment Group Limited on a mezzanine and equity financing.

During the second quarter of 2012, our capital advisory group served as global placement agent on behalf of private equity and real estate funds for one interim closing and two final closings of the sale of limited partnership interests in such funds.

The Firm announced in the second quarter the addition of three Managing Directors in Europe and an increased focus on the Nordic region with the opening of a Stockholm office. Anthony Parsons (former Vice Chairman in U.K. M&A at Deutsche Bank) will join the Firm as a senior member of our U.K. advisory team, based in London. Luca Ferrari (former Head of M&A for Northern Europe at Goldman Sachs) will join the Firm as Co-Head of European Corporate Advisory based in London. Mats Bremberg (former Head of Nordic Investment Banking at Citigroup) has joined the Firm and is based in Stockholm.

The Firm also announced the recruitment of Eric Mendelsohn (former Managing Director and a founding member of the Restructuring Group at Lazard) who has joined the New York office as a Managing Director focused on restructuring advisory.

Additionally, Gavin Solotar will join the Firm in New York as a Managing Director and General Counsel. Prior to joining the Firm, Mr. Solotar was a partner at Wachtell, Lipton, Rosen & Katz where he focused on mergers and acquisitions, corporate governance, and securities law matters. As of the end of the most recent quarter, including our recent hires, we had 68 client facing Managing Directors and 14 Senior Advisors globally.

Investment Revenues

In 2009, the Firm announced its exit from the merchant banking business, and since then has been in the process of seeking to realize value from its remaining principal investments.

In the second quarter of 2012, the Firm recorded investment revenues of $2.2 million compared to $5.2 million in the second quarter of 2011. In the second quarter of 2011 the increase in the value of our investment in Iridium Communications Inc. (NASDAQ: IRDM) was greater than the increase recorded in the second quarter of 2012.

For the six months ended June 30, 2012, the Firm recorded investment revenues of $11.6 million compared to $5.0 million for the six months ended June 30, 2011. The increase in investment revenues in 2012 resulted primarily from an increase in the value of our investment in Iridium.

The following table sets forth additional information relating to our investment revenues:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
	(in millions, unaudited)
Net realized and unrealized gains (losses) on investments in merchant banking funds	$0.4	$(0.9)	$1.1	$0.8
Deferred gain on sale of certain merchant banking assets	0.1	0.2	0.1	0.4
Net realized and unrealized gain in Iridium	1.4	5.6	9.7	3.4
Interest income	0.3	0.3	0.7	0.4

Total investment revenues	$2.2	$5.2	$11.6	$5.0

At June 30, 2012, the Firm had principal investments of $112.2 million, including our investment in Iridium of $62.0 million and in previously sponsored and other merchant banking funds of $50.2 million, which includes $11.1 million of value that has been transferred to third parties subject to a put option. As part of our plan to sell our entire interest in Iridium over time, the Firm sold 1,080,000 shares of Iridium at an average price per share of $8.57 during the second quarter of 2012.

The investment gains (or losses) from our investment in Iridium and our investments in our historic merchant banking funds may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our merchant banking portfolio, equity market valuations, and merger and acquisition opportunities. Revenues recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenues that may be realized and/or recognized in future periods.

Expenses

Operating Expenses

Our total operating expenses for the second quarter of 2012 were $43.8 million, which compares to $57.6 million of total operating expenses for the second quarter of 2011. This represents a decrease in total operating expenses of $13.8 million, or 24%, and resulted principally from a decrease in our compensation expense as described in more detail below. The pre-tax margin for the second quarter of 2012 was 7%.

For the six months ended June 30, 2012, total operating expenses were $101.7 million compared to $108.5 million of total operating expenses for the same period in 2011. The decrease of $6.8 million, or 6%, relates principally to a decrease in our compensation expense, as described in more detail below. The pre-tax income margin for the six months ending June 30, 2012 and 2011 was 22%.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
	(in millions, unaudited)
Employee compensation and benefits expense	$28.4	$41.8	$69.6	$78.0
% of revenues	60%	46%	54%	56%
Non-compensation expense	15.4	15.9	32.0	30.5
% of revenues	33%	18%	25%	22%
Total operating expense	43.8	57.6	101.7	108.5
% of revenues	93%	64%	78%	78%
Total income before tax	3.5	33.1	28.3	30.6
Pre-tax profit margin	7%	37%	22%	22%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the second quarter of 2012 were $28.4 million, which reflects a 60% ratio of compensation to revenue. This amount compared to $41.8 million for the second quarter of 2011, which reflected a 46% ratio of compensation to revenue. The decrease of $13.4 million, or 32%, results principally from a reduction in the annual cash bonus accrual commensurate with the decline in revenues in the second quarter of 2012 compared to the same period in the prior year. The increase in the ratio of compensation to revenues in the second quarter of 2012 as compared to the same period in 2011 resulted from lower compensation costs spread over significantly lower revenues.

For the six months ended June 30, 2012, our employee compensation and benefits expenses were $69.6 million compared to $78.0 million for the same period in the prior year. The decrease of $8.4 million, or 11%, principally results from a lower year-end cash bonus accrual in the first six months of 2012 as compared to the same period in 2011 consistent with our philosophy to align our compensation ratio with revenues. On a year-to-date basis the ratio of compensation expense to revenues was 54% as compared to 56% for the same six month period in 2011.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $15.4 million in the second quarter of 2012 compared to $15.9 million in the second quarter of 2011, reflecting a decrease of $0.5 million, or 3%. The decrease in non-compensation expenses principally resulted from lower interest expense and general operating expenses.

For the first six months of 2012, our non-compensation expenses were $32.0 million compared to $30.5 million for the same period in 2011, representing an increase of $1.5 million, or 5%. The increase in non-compensation expenses is primarily attributable to greater travel costs associated with greater business development activities, recruiting expenses and an increase in other general operating costs offset, in part, by lower borrowing costs.

Non-compensation expenses as a percentage of revenues for the three months ended June 30, 2012 and 2011 were 33% and 18%, respectively. The increase in non-compensation expenses as a percentage of revenues results from slightly lower costs spread over lower revenues in the second quarter of 2012 as compared to the same period in 2011.

Non-compensation expenses as a percentage of revenues in the six months ended June 30, 2012 were 25% compared to 22% for the same period in the prior year. This increase in non-compensation expense as a percentage of revenues resulted from increased costs referred to above spread over lower revenues in the six months ended June 30, 2012 as compared to the same period in 2011.

The Firm’s non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

During the second quarter of 2012, the provision for income taxes was $1.3 million, which reflects an effective rate of 36%. This compares to an income tax expense in the second quarter of 2011 of $11.7 million, which reflects an effective tax rate of 35% for the period.

For the six months ended June 30, 2012, the provision for taxes was $10.0 million, which reflects an effective tax rate of 35%. This compares to a provision for taxes for the six months ended June 30, 2011 of $10.7 million, which also reflects an effective tax rate of 35% for the period. The decrease in the provision for income taxes in the six months ended June 30, 2012 as compared to the same period in 2011 is primarily due to lower pre-tax income in the period ended June 30, 2012.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and investment income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of June 30, 2012, we had cash of $41.6 million, investments of $112.2 million and short-term debt of $27.8 million.

During the second quarter, the Firm repurchased 293,394 shares of its common stock in open market purchases at an average price of $34.08 per share, for a total cost of $10.0 million. For the six months ended June 30, 2012 the Firm repurchased 350,206 shares of its common stock in open market purchases and 152,187 restricted stock units from employees at the time of vesting to settle tax liabilities, at an average price of $38.98, for a total cost of $19.6 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on September 19, 2012 to common stockholders of record on September 5, 2012.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, July 18, 2012, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s second quarter 2012 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (866) 843 - 0890 (toll-free domestic) or (412) 317 - 9250 (international); passcode: 3001742. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone (until August 20, 2012 at 9:00 a.m.) starting approximately one hour after the call ends. The replay can be accessed at (877) 344 -7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10016119. The webcast will be archived on Greenhill’s website for 30 days after the call.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Stockholm, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in our Report on Form 10-K for the fiscal year 2011.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Advisory revenues	$45,148	$85,579	$118,403	$134,088
Investment revenues	1,825	4,934	10,895	4,662
Interest income	345	254	709	385

Total revenues	47,318	90,767	130,007	139,135
Expenses
Employee compensation and benefits	28,404	41,753	69,641	77,980
Occupancy and equipment rental	4,477	4,447	8,743	8,633
Depreciation and amortization	1,717	2,010	3,688	3,867
Information services	2,205	2,003	4,089	3,569
Professional fees	1,384	1,525	2,735	2,810
Travel related expenses	2,645	2,317	6,089	4,811
Interest expense	289	517	508	1,243
Other operating expenses	2,673	3,055	6,179	5,591

Total expenses	43,794	57,627	101,672	108,504
Income before taxes	3,524	33,140	28,335	30,631
Provision for taxes	1,282	11,651	9,959	10,723

Consolidated net income	2,242	21,489	18,376	19,908
Less: Net income allocated to noncontrolling interests	—	6	—	6

Net income allocated to common stockholders	$2,242	$21,483	$18,376	$19,902

Average shares outstanding:
Basic	30,507,700	31,009,869	30,649,957	31,178,508
Diluted	30,512,613	31,010,524	30,656,429	31,187,576
Earnings per share:
Basic	$0.07	$0.69	$0.60	$0.64
Diluted	$0.07	$0.69	$0.60	$0.64
Dividends declared and paid per share	$0.45	$0.45	$0.90	$0.90